Exhibit 99.1

News Release

Contacts:

Media:

Roger Schrum

605-978-2848

roger.schrum@northwestern.com

NORTHWESTERN, MONTANA PUBLIC SERVICE COMMISSION AND MONTANA CONSUMER COUNSEL FINALIZE AGREEMENT RESOLVING OUTSTANDING REORGANIZATION ISSUES AND FINANCIAL INVESTIGATION

SIOUX FALLS, S.D. – July 8, 2004 – NorthWestern Corporation (OTC Pink Sheets: NTHWQ) has reached a Stipulation and Settlement Agreement with the Montana Public Service Commission (MPSC) and the Montana Consumer Counsel (MCC) resolving outstanding issues involving the Company’s Plan of Reorganization which is currently before the U.S. Bankruptcy Court for the District of Delaware.  As part of the agreement, the MPSC and MCC will not object to confirmation of the Company’s Plan of Reorganization scheduled for Aug. 25, 2004.  In addition, NorthWestern and the MCC agreed to the entry of a Consent Order by the MPSC to resolve its pending financial investigation.

The agreement was unanimously approved by the MPSC today and will be submitted for approval by the Bankruptcy Court at a hearing scheduled for July 15, 2004.

“Working with the MPSC and MCC, we have been able to successfully address their respective concerns involving the Company’s reorganization,” said Gary G. Drook, NorthWestern President and Chief Executive Officer.  “Finalizing this agreement is another important milestone as we continue to make progress toward our goal of emerging from bankruptcy by the end of 2004.”

Drook added that the Company is currently soliciting support for its Plan of Reorganization from creditors eligible to vote.  Creditors have until Aug. 2, 2004, to return their ballot to the Balloting Agent at the following address:

Kurtzman Carson Consultants, LLC
12910 Culver Boulevard, Suite 1
Los Angeles, Calif. 90066-6709
Attn: Christopher R. Schepper
Telephone: (866) 381-9100

About NorthWestern

Based in Sioux Falls, S.D., NorthWestern is one of the largest providers of electricity and natural gas in the Upper Midwest and Northwest serving approximately 608,000 customers in Montana, South Dakota and Nebraska.  Further information about NorthWestern is available on the Internet at www.northwestern.com.

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